Filed Pursuant to Rule 424(b)(5)

Registration No. 333-257910

AMENDMENT NO. 1 DATED July 26, 2024

to Prospectus Supplement dated December 30, 2021

(To Prospectus dated July 27, 2021)

Up to $19,700,000

Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends our prospectus supplement dated December 30, 2021 (the “ATM Prospectus Supplement”). This Amendment should be read in conjunction with the ATM Prospectus Supplement and the accompanying prospectus dated July 27, 2021 (File No. 333-257910) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus Supplement or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

We previously entered into an Open Market Sale AgreementSM with Jefferies LLC (“Jefferies”), dated December 30, 2021 (the “Sales Agreement’), relating to shares of our common stock, par value $0.001 per share, offered pursuant to the ATM Prospectus Supplement and the Prospectus. In accordance with the terms of the Sales Agreement, pursuant to the ATM Prospectus Supplement and the Prospectus, we may offer and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time through Jefferies acting as our sales agent. As of June 30, 2024, we have offered and sold 2,709,754 shares of our common stock pursuant to the Sales Agreement for gross proceeds of $4,227,173. Consequently, up to $20,272,827 remains available under the ATM Prospectus Supplement and the Prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “CTSO.” The last reported sale price of our common stock on July 25, 2024 was $1.03 per share.

On March 15, 2024, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, we became subject to the offering limits in General Instruction I.B.6 of Form S-3. We are filing this Amendment to amend the ATM Prospectus Supplement to update the amount of shares of our common stock we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. The aggregate market value of our outstanding common stock held by non-affiliates, also known as our public float, is $59,111,703, based on 52,778,307 shares of our outstanding common stock held by non-affiliates as of June 30, 2024 and a price of $1.12 per share, the closing price of our common stock on July 16, 2024, which is within 60 days of the date of this Amendment. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares of our common stock pursuant to the ATM Prospectus Supplement and the Prospectus, as amended by this Amendment, with a value of more than one-third of our public float in any 12-month period, so long as our public float is less than $75,000,000. As of the date of this Amendment, we have not offered and sold any shares of our common stock pursuant to General Instruction I.B.6 to Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to approximately $19,700,000 from time to time through Jefferies. If our public float increases above $75,000,000 such that we may sell additional amounts under the Sales Agreement, the ATM Prospectus Supplement and the Prospectus, we will file another amendment to the ATM Prospectus Supplement prior to making additional sales in excess of $19,700,000.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-9 of the ATM Prospectus Supplement and in the Prospectus and the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the ATM Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this Amendment No. 1 to ATM Prospectus Supplement is July 26, 2024.